Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN DECLARES SPECIAL CASH DIVIDEND

LOUISVILLE, KY, December 1, 2010 – Brown-Forman Corporation (NYSE: BFA) (NYSE: BFB) announced today that its Board of Directors declared a special cash dividend of $1.00 per share on its Class A and Class B Common Stock that will be paid on December 28, 2010 to stockholders of record on December 10, 2010. This special cash dividend follows the 6.7% increase in its regular cash dividend announced by the company on November 18, 2010.

Paul Varga, Chief Executive Officer commented, “This special dividend underscores the strength of our company's balance sheet and cash flows, and it reinforces our belief that returning cash to shareholders plays an important role in producing superior long-term total shareholder returns."

The company will host a conference call to discuss this special cash dividend and its second quarter results on December 9, 2010 at 10:00 a.m. (EST).  All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call. International callers should dial 706-679-3410 and ask for the Brown-Forman call. No password is required. The company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call.  A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet website, www.brown-forman.com, through a link to Investor Relations. For those unable to participate in the live call, a replay will be available by calling 800-642-1687 (U.S.) or 706-645-9291 (international). The identification code is 23789959. A digital audio recording of the conference call will also be available on the website approximately one hour after the conclusion of the conference call. The replay will be available for at least 30 days following the conference call.

For 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel's Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel's & Cola, Canadian Mist, Fetzer, Korbel, Gentleman Jack, el Jimador, Tequila Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, Woodford Reserve, and Bonterra. Brown-Forman's brands are supported by nearly 4,000 employees and sold in approximately 135 countries worldwide. For more information about the company, please visit http://www.brown-forman.com.